Pricing Supplement Dated August 21, 1997                    Rule 424 (b)(3)
(To Prospectus dated June 5, 1997 and                       File No. 333-27715
 Prospectus Supplement dated June 5, 1997)

                                 PHH CORPORATION
                                MEDIUM-TERM NOTES
                                                         [PHH Logo appears here]

---------------------------------------------------------------------------------------------------------------
Principal Amount:              $50,000,000                    Trade date:          August 21, 1997
Currency or Currency Unit:     US Dollars                     Original Issue Date: August 26, 1997
Issue Price:                   100.0%                         Agent's Discount or Commission: 0.00%
Net Proceeds to Issuer:        $50,000,000                    Agent(s): Merrill Lynch & Co.
Maturity Date:                 September 25, 1998             CUSIP Number:    69332H EL 6
---------------------------------------------------------------------------------------------------------------

Interest:
  Fixed Rate:
  Floating Rate:

    Base Rate:  [   ]  Commercial Paper Rate    [   ]  CD Rate    [   ]  Federal Funds Effective Rate
                [ X ]  LIBOR     [   ]  Treasury Rate     [   ] Prime Rate [   ]  Other
                   ( ) Reuters Page:  __________________                          (see attached)
                   (X) Telerate Page: 3750
                                      ----

Spread:                    minus .06%

Initial Interest Rate:     To Be Determined August 22, 1997

Interest Reset Dates: Monthly, on the 25th of each month or next business day commencing September 25, 1997

Interest Determination Date: Two London Banking days prior to Interest Reset
                             Date

Interest Payment Dates: Monthly, on the 25th of each month or next business day commencing September 25, 1997

Index Maturity:         One Month

Day Count Convention: [ X]  Actual/360  [   ]  Actual/Actual       [   ]  30/360

Option to Receive Payments in Specified Currency:    [   ]  Yes        [   ]  No

Redemption:
         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [   ]  The Notes may be redeemed prior to maturity.
     Initial Redemption Date:
     Initial Redemption Price: ______ %
     Annual Redemption Price Reduction: _____ % until Redemption Price is 100%
                                        of the Principal Amount.
Repayment:
         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
     Repayment Date:
     Repayment Price:      %

Discount Note:    [   ]  Yes                [X]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X]  Global       [   ]  Certificated

Agent's Capacity: [   ]  Agent      [X]  Principal

If as Principal:
         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
         [ ] The Agent proposes to offer the Notes at a fixed initial public offering price of __________% of Principal Amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of ____________% of Principal Amount.

Other Terms

                                 August 22, 1997



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

RE:      PHH CORPORATION - REGISTRATION NO.  333-27715

Gentlemen:

On behalf of PHH Corporation and pursuant to Rule 424 (b)(3) under the Securities Act of 1933 as amended, we are transmitting herewith for filing one copy of the Pricing Supplement dated August 21, 1997 to the Prospectus Supplement and Prospectus dated June 5, 1997 of PHH Corporation.


                                Very truly yours,


                               /s/ Mark E. Johnson
                                 Mark E. Johnson
                               Assistant Treasurer